EXHIBIT 10.7

LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (this “Agreement”) dated as of February 14, 2008 (the “Effective Date”), is entered into between FALLBROOK TECHNOLOGIES INC., a Delaware corporation (“Fallbrook”), having a place of business at 9444 Waples St., Suite 410, San Diego, California 92121, and VIRYD TECHNOLOGIES INC., a Delaware corporation (“Manufacturer”), having a place of business at 9444 Waples Street, Suite 410, San Diego, California 92121.
     WHEREAS, Fallbrook owns or has rights in certain technology regarding the NuVinci™ continuously variable transmission technology that is disclosed in the patents and patent applications listed on Exhibit A.
     WHEREAS, Manufacturer desires to obtain an exclusive license to such technology to develop, manufacture and sell products that utilize such technology all on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:
1. DEFINITIONS
     1.1 “Affiliate” shall mean, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.
     1.2 “Confidential Information” shall mean (a) all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, that is disclosed by Fallbrook to Manufacturer and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure, (b) all information regarding an Improvement, or (c) the terms of this Agreement. Notwithstanding the foregoing, Confidential Information described in clause (a) above shall not include information which Manufacturer can establish by written documentation (i) has been publicly known prior to disclosure of such information by Fallbrook, (ii) has become publicly known, without fault on the part of Manufacturer, subsequent to disclosure of such information by Fallbrook, (iii) has been received by Manufacturer at any time from a source, other than Fallbrook, rightfully having possession of and the right to disclose such information, or (iv) has been otherwise known by Manufacturer prior to disclosure of such information by Fallbrook.
     1.3 “Field of Use” shall mean drive trains used in wind turbines designed for the conversion of wind energy into electrical power.
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     1.4 “Improvement” shall mean any improvement, invention, discovery, composition, enhancement, technology, data or information (whether or not patentable) (a) made or conceived by employees or others on behalf of Manufacturer during the term of this Agreement and (b) arising or resulting from the exercise of Manufacturer’s rights under this Agreement (including without limitation any improvements, modifications or derivatives to the inventions disclosed in the patents and patent applications listed on Exhibit A), but shall not include developments of either party that are applicable for their intended purpose in products other than Products.
     1.5 “Licensed IP Rights” shall mean, collectively, all of Fallbrook’s rights in and to the Licensed Patents.
     1.6 “Licensed Mark” means, collectively, (a) the trademark(s) set forth on Exhibit B, (b) the respective stylistic marks and distinctive logotypes for such trademark(s), and (c) other marks and logotypes as Fallbrook may from time to time designate during the course of this Agreement.
     1.7 “Licensed Patents” shall mean (a) those certain patent applications and patents listed on Exhibit A hereto (as such list may be amended from time to time by the parties in writing); (b) all patent applications heretofore or hereafter filed or having legal force in any country within the Territory that claim an Improvement; (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention; and (d) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any of the foregoing patent applications and patents.
     1.8 “Product” shall mean any product intended for the Field of Use and that the making, using, selling, offering for sale or importation of such product, but for the licenses granted hereunder, infringes the pending or issued claims of the Licensed Patents.
     1.9 “Sales Price” shall mean with respect to any Transmission Product (a) where such Transmission Product is separately itemized or invoiced, the price Manufacturer or its Affiliate charges its customer for such Transmission Product, or (b) where not separately itemized or invoiced, the sum of (i) the fully burdened cost to manufacture such Transmission Product, and (ii) an amount equal to the average profit margin Manufacturer or its Affiliate realizes with its products and services (but in no case less than an amount equal to *** of the fully burdened cost to manufacture such Transmission Product).
     1.10 “Shares” shall mean *** shares of Manufacturer’s Series A preferred stock.
     1.11 “System Sales Price” shall mean the Sales Price of a wind turbine product that incorporates a Transmission Product. Notwithstanding the foregoing, System Sales Price shall exclude the cost of labor to assemble and install the wind turbine product, other than the cost to assemble the Transmission Product, and shall include the cost of land and the cost of permits for the wind turbine product.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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     1.12 “Territory” shall mean worldwide.
     1.13 “Third Party” shall mean any person or entity other than Fallbrook or Manufacturer.
     1.14 “Transmission” shall mean the transmission and variator portion of a product, including (1) the control actuator, including the electromechanical or mechanical device that mechanically, or with fluid, shifts the transmission, but not including the mechanism that transmits signals to the control actuator, such as electronic or mechanical signal transmission lines or cables; and in instances where the actuator and the signal transmission mechanism overlap, then Fallbrook in its sole and reasonable discretion shall determine the termination boundary between the transmission and the control signal transmission mechanism, (2) the case or housing of the transmission, except, as determined by Fallbrook in its sole and reasonable discretion, that portion of any such case or housing determined to be unassociated with the transmission, and (3) in cases where a generator is integrated with the transmission, as determined by Fallbrook in its sole and reasonable discretion, the generator of the wind turbine.
     1.15 “Transmission Product” shall mean a Product that consists solely of a Transmission.
2. REPRESENTATIONS AND WARRANTIES
     Each party hereby represents and warrants to the other party as follows:
     2.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.
     2.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
     2.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.
     2.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.
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3. LICENSE GRANT
     3.1 License Grants.
          (a) Fallbrook hereby grants to Manufacturer an exclusive, nontransferable, limited license (without the right to grant sublicenses) under the Licensed IP Rights in the Territory and only for the Field of Use to use, develop, make, have made and import Products; and to offer for sale and sell or lease Products, all for any legal purpose. As used herein “have made” shall mean that Manufacturer shall have the right to utilize a Third Party to manufacture Products solely for the benefit, and under the direction, of Manufacturer; provided, however, that Manufacturer has first entered into a written agreement with such Third Party that contains terms and conditions regarding confidentiality and ownership of any intellectual property resulting from such manufacturing substantially similar to those contained herein.
          (b) Fallbrook hereby grants to Manufacturer a royalty-free, nonexclusive, nontransferable, limited license (without the right to grant sublicenses) in the Territory to reproduce, use and display the Licensed Marks in connection with the developing, making, having made, offering for sale and selling Products as set forth in Section 3.1(a) above.
          (c) If at any time during the term of this Agreement Manufacturer desires to expand the Field of Use to include other areas of fluid energy conversion or generation, Manufacturer shall provide to Fallbrook written notice of such desire, describing in reasonable detail such additional field(s) of use. If such additional field(s) of use is(are) available for licensing by Fallbrook, Fallbrook and Manufacturer shall enter into good faith negotiations for a period of ninety (90) days (or such additional time as the parties may agree) and attempt to reach mutual agreement upon terms and conditions to be included in an amendment to the Agreement to include such additional field(s) of use within the Field of Use. Such good faith negotiations shall take into account Manufacturer’s ability to research, develop and commercialize Products in the current Field of Use, as well as Manufacturer’s then-current ability, and its ability in the future, to research, develop and commercialize Products in such additional field(s) of use. If, following such good faith negotiations, the parties are unable to reach agreement on such terms and conditions, Fallbrook shall have no obligation to include such additional field(s) of use within the scope of this Agreement.
     3.2 No Implied Licenses. Except as otherwise provided in this Agreement, under no circumstances shall Manufacturer, as a result of this Agreement, obtain any ownership interest or other right in any invention, discovery, composition or other technology, or in any patent right or other intellectual property right, of Fallbrook (including without limitation those owned, controlled or developed by Fallbrook at any time pursuant to this Agreement).
4. FEES
     4.1 License Fees. As partial consideration for the license granted under this Agreement, Manufacturer shall issue the Shares to Fallbrook within thirty (30) days following the Effective Date.
     4.2 Royalty Rate. Manufacturer shall pay royalties to Fallbrook in accordance with the following:
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          (a) with respect to the sale of Products, Manufacturer shall pay to Fallbrook a royalty equal to the greater of (i) *** of the Sales Price of the Transmission Product, and (ii) *** of the System Sales Price; provided, however, that such royalty shall not be due on any Sales Price or System Sales Price that is refunded to the applicable customer; and
          (b) with respect to revenue and consideration received by Manufacturer or its Affiliates from leases or other transactions regarding the Products (other than the sale of Products described in Section (a) above), Manufacturer shall pay to Fallbrook a royalty equal to the greater of (i) *** of such gross revenue and consideration, and (ii) *** of the gross profit from such gross revenue and consideration (the “gross profit” being calculated as the gross revenue and consideration less direct costs that Manufacturer actually incurs and that are directly attributable to the specific revenue or consideration generating transaction).
          (c) Royalties owing on the sale of Products shall accrue on the date upon which the applicable payment is invoiced by, or otherwise owing, Manufacturer for such sale.
          (d) Royalties owing under Section 4.2(b) shall accrue when Manufacturer receives payment for pertinent transactions.
     4.3 Payment Terms. Except for the License Fee under Section 4.1, payments under this Agreement shall be made in United States dollars within thirty (30) days after the end of the calendar month in which they accrue and shall be considered late thirty (30) days past the due date. Late payments for all payments under this Agreement shall bear interest at a rate of fifteen percent (15%) effective annual percentage rate of the past due amount.
     4.4 Royalty Reports and Accounting.
          (a) Royalty Reports. Manufacture shall furnish to Fallbrook a monthly written report showing in reasonably specific detail the calculation of royalties owing for the reporting period, wherein such detailed information shall include at least that information required to verify the basis and amount of the royalty including itemized costs and revenues necessary to determine the proper royalty payment. By way of example, and not limiting the type or amount of information required hereunder, for royalties owing for the sale of Products, the report shall include at least the following information: customer name, number of Products shipped, invoice date (along with any other terms or information that affect the accrual date), price per unit, extended price, nets and the calculation of the royalties. Furthermore, the royalty report shall include a detailed report of the shipping activities for the subject month, including customer names, number of units shipped, customer location, quantity on back order, shipping dates and any other pertinent shipping information. With respect to sales of Products invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all amounts shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” averaged over each month during the applicable

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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calendar quarter. Reports shall be due on the twentieth (20th) calendar day following the end of each calendar month. Manufacturer shall keep complete and accurate records of units of Product sold in sufficient detail to enable the royalties payable hereunder to be determined.
          (b) Audits. Upon the written request of Fallbrook, Manufacturer shall permit Fallbrook or its representatives access during normal business hours to such of the records of Manufacturer as may be reasonably necessary to verify the accuracy of the payment reports hereunder. If such audit shows that additional amounts were owed during the audited period, Manufacturer shall pay such additional amounts within thirty (30) days following receipt of notice of such discrepancy. Fallbrook shall pay for such audit; provided, however, if the audit discloses that the royalties actually owing by Manufacturer for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Manufacturer shall pay the reasonable fees and expenses incurred by Fallbrook for such audit.
5. DEVELOPMENT AND COMMERCIALIZATION EFFORTS
     5.1 Development Efforts. In order for Manufacturer to maintain the exclusivity rights set forth in Section 3.1(a), Manufacturer shall meet each of the following milestones (“Exclusivity Requirements”).
          (a) Develop and deliver to Fallbrook within three (3) months an acceptable plan, in Fallbrook’s sole and reasonable discretion, describing in reasonable detail the design and fabrication steps necessary to deliver the other Exclusivity Requirements, including pre-production and production intent designs, within the timeframe required for each of the other Exclusivity Requirements.
          (b) Modify an existing bicycle Transmission design for wind turbine use within twelve (12) months of the Effective Date.
          (c) Complete a statistically significant amount of field testing of the modified Transmission with a summary report of the results comparing it to a comparable standard unit within eighteen (18) months of the Effective Date.
          (d) Design, fabrication and initial performance and quality testing of a wind-specific, preproduction Transmission including a specification document for the design, a conceptual design, a detail design including release of part drawings, and prototype fabrication within twenty-eight (28) months of the Effective date.
          (e) Complete a production intent design and production intent prototype fabrication within thirty-six (36) months.
          (f) Manufacture a first production unit within forty-two (42) months of the Effective Date.
     5.2 Alternate Milestones. If Manufacturer fails to meet any of the Exclusivity Requirements provided under Section 5.1, Manufacturer may still maintain exclusivity for so long at it achieves and maintains any of the following business milestones (each an “Alternative Milestone”):
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          (a) The execution and performance under a bona fide contract with a total value to Manufacturer of five million US dollars ($5,000,000), with at least one million US dollars ($1,000,000) of that being up front, for the manufacture of, or for a joint venture (of the same value to Manufacturer) for the manufacture of, a Transmission specifically for wind power generation.
          (b) Close within nine (9) months of the opening, of a second round of financing for Manufacturer that results in at least fifteen million US dollars ($15,000,000) in new capital.
          (c) Receipt of, and continuing production work under, a bona fide purchase agreement or purchase order from a third party for at least one million US dollars ($1,000,000) worth of Product over a period no longer than twenty four (24) months after the purchase agreement or purchase order submission date.
          (d) Execution of and performance under a bona fide agreement for the acquisition or manufacture of Transmissions specifically for the generation of wind power from a government agency or primary contractor for the benefit of a government agency with a value to Manufacturer of at least five million US dollars ($5,000,000).
If Manufacturer is able to achieve any of the Alternate Milestones, then the exclusivity granted under Section 3.1(a) shall continue for so long as the activity in the subject Alternative Milestone is being undertaken in good faith. If at any point the activity under the Alternative Milestone is no longer being conducted (whether by termination of the applicable agreement or joint venture, or by cancellation of the purchase agreement or purchase order), then the exclusivity under Section 3.1(a) shall not be extended pursuant to this Section 5.2, and shall only remain in effect if all of the Exclusivity Requirements under Section 5.1 have been satisfied in accordance with their associated timeline.
     5.3 Failure of Development Efforts. If Manufacturer fails to satisfy any of the Exclusivity Requirements under Section 5.1, subject to the opportunity to extend exclusivity by achieving and maintaining an Alternative Milestone under Section 5.2, then upon written notice from Fallbrook to Manufacturer, Manufacturer shall have a period of thirty (30) days following such notice to provide Fallbrook with a plan for curing such failures that is acceptable to Fallbrook in its sole good faith discretion. If Manufacturer is unable to provide such an acceptable plan to Fallbrook during such thirty (30) day period, then upon the expiration of such thirty (30) day period the license grants to Manufacturer under Section 3.1(a) shall become non-exclusive. If Manufacturer is able to provide an acceptable plan to Fallbrook, but subsequently fails to materially satisfy the obligations set forth in such plan, then Fallbrook shall have the right to terminate the exclusivity under Section 3.1(a) of this Agreement by written notice to Manufacturer.
     5.4 Records. Manufacturer shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed IP Rights, Improvements and the Products (including all data in the form required under all applicable laws and regulations). Fallbrook shall have the right to access and review such records upon reasonable written notice.
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     5.5 Reports.
          (a) Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, Manufacturer shall prepare and deliver to Fallbrook a written report describing in detail any Improvements made or conceived during such calendar quarter.
          (b) Within ninety (90) days following the end of each calendar year during the term of this Agreement, Manufacturer shall prepare and deliver to Fallbrook a written summary report which shall describe the research, development and commercialization of Products during such year.
          5.6 Quality. In order to maintain the quality of the Products manufactured by Manufacturer under this Agreement, to develop a method of continuously reducing the cost of producing Products, and to protect the value of the Licensed Marks, Manufacture shall establish a quality management system (QMS) and quality operating standards (QOS) that govern each process in the manufacture of Products to add value in the overall manufacturing process, to obtain results of process performance and effectiveness and to achieve continual improvement of each process based upon an objective measurement. At a minimum, the QOS shall include at least all of the following: (i) a continuous improvement plan aimed at the elimination of manufacturing defects, (ii) documentation of all process and procedures, including root cause analysis, corrective action development and tracking plans, recovery and communication plan, and a statistical measurement process. The documentation of the documented QOS processes and procedures, and any reports generated by these shall be made available to Fallbrook upon request for auditing purposes for compliance with requirements hereunder, which audits shall occur on no more frequent basis than quarterly.
          (a) Inspections. At its discretion, Fallbrook shall have access to Products manufactured by or on behalf of Manufacturer under this Agreement, either at any manufacturing facilities or at Fallbrook’s own facilities, in Fallbrook’s sole and reasonable discretion, to ensure Products are manufactured with reasonable quality for the Field of Use.
          (b) Reports. Fallbrook may at is discretion submit quality reports indicating insufficiencies in the manufacturing process or quality to Manufacturer. If such a quality report is submitted to Manufacturer, then Manufacturer must correct the stated insufficiencies or submit to Fallbrook a plan for correcting the insufficiencies suitable to Fallbrook within thirty (30) days. Failure to submit a timely response suitable to Fallbrook in its sole and reasonable discretion shall be considered a material breach.
6. HONORABLE BEHAVIOR
     6.1 Conduct. Fallbrook and Manufacturer shall act honorably towards each other and towards all other NuVinci Licensees (as defined below).
     6.2 Covenant Not To Sue. Manufacturer will not assert any claims or rights, by commencing, or causing to be commenced, any action or proceeding that alleges infringement by any NuVinci Licensee under the Manufacturer IP Rights (as defined below) based in whole or in part on the use, making, having made, offering for sale, selling, or importing NuVinci Products (as defined below). In addition, Manufacturer grants to each NuVinci Licensee under the
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Manufacturer IP Rights immunity from suit for infringement based in whole or in part on the on the use, making, having made, offering for sale, selling or importing NuVinci Products. This covenant will be binding on all successors in interest to, all transferees or assignees of and any exclusive licensee of any Manufacturer IP Rights. Any NuVinci Licensee that has agreed with Fallbrook to the same or a similar covenant will be regarded as an intended third party beneficiary of this covenant with the right to enforce this covenant.
     6.3 Definitions. As used in this Section 6, (a) “NuVinci Licensee” shall mean any manufacturer, OEM or other entity, in each case that has agreed to a covenant the same as or substantially similar to the terms of the covenant set forth above, and each of their customers, (b) “Manufacturer IP Rights” shall mean any patents or other intellectual property rights, other than trademarks or trade dress, owned or controlled by Manufacturer prior to or during the term of this Agreement which are useful to use, make, have made, offer for sale, sell or import NuVinci Products, and (c) “NuVinci Products” shall mean any product that uses or incorporates the NuVinci continuously variable transmission technology and that uses, incorporates or is read upon by any Fallbrook intellectual property (including without limitation patents and know-how).
7. CONFIDENTIALITY
     7.1 Confidential Information. During the term of this Agreement and following the expiration or earlier termination of this Agreement, Manufacturer shall maintain in confidence all Confidential Information disclosed by Fallbrook, and shall not use, disclose or grant the use of such Confidential Information without express written permission of Fallbrook except on a need-to-know basis to those directors, officers, employees, consultants, contractors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with Manufacturer’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, Manufacturer shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Manufacturer shall notify Fallbrook promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.
     7.2 Permitted Disclosures. The confidentiality obligations contained in this Section 6 shall not apply to the extent that Manufacturer is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Manufacturer shall provide written notice thereof to Fallbrook and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.
8. INTELLECTUAL PROPERTY
     8.1 Assignment of Improvements. All right, title and interest in the Improvements to Transmissions, together with all patent rights and other intellectual property rights therein, shall be owned by Fallbrook, but such Improvements shall become part of the Licensed IP Rights hereunder and shall thereby be available to Manufacturer. Manufacturer hereby assigns and transfers to Fallbrook all of Manufacturer’s right, title and interest therein and thereto. Manufacturer shall cause all employees and other persons or entities acting on its behalf in
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performing any research and development conducted pursuant to the rights granted under this Agreement to be obligated under a binding written agreement to assign to it, or as it shall direct, all Improvements made or conceived by such employees or other persons or entities. Manufacturer shall perform, during and after the term of this Agreement, all acts that Fallbrook deems necessary or desirable to permit and assist Fallbrook, at Fallbrook’s expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Improvements as provided in this Agreement. If Fallbrook is unable for any reason to secure Manufacturer’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights as provided under this Agreement, Manufacturer hereby irrevocably designates and appoints Fallbrook and Fallbrook’s duly authorized officers and agents as Manufacturer’s agents and attorneys-in-fact to act for and on Manufacturer’s behalf and instead of Manufacturer to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of such rights, all with the same legal force and effect as if executed by Manufacturer. The foregoing is deemed a power coupled with an interest and is irrevocable.
     8.2 Patents.
          (a) Fallbrook shall have the right (but not the obligation) at its sole expense and in its sole discretion to control the preparation, filing, prosecution, maintenance and enforcement of the Licensed Patents. Manufacturer shall notify Fallbrook of any infringement in the Territory known to Manufacturer of the Licensed Patents and shall provide Fallbrook with the available evidence, if any, of such infringement.
          (b) Manufacturer shall mark each Product with the appropriate notices of issued patents and pending patent applications covering such Product as necessary under applicable law or regulation in order for Fallbrook to fully exploit its applicable patent rights.
     8.3 Trademark.
          (a) All right, title, and interest in and to the Licensed Mark, other than Manufacturer’s right to use as described in Section 3.1(b), above, shall remain with Fallbrook. During the term of this Agreement and thereafter, Manufacturer will not contest Fallbrook’s exclusive right, title and interest in and to, or the validity of, the Licensed Mark. In addition, Manufacturer will not in any manner represent that it has any interest in the Licensed Mark, except for the limited license provided herein. Use of the Licensed Mark by Manufacturer shall not confer upon Manufacturer any right, title or interest in or to the Licensed Mark, and all such use by Manufacturer of the Licensed Mark, including any goodwill generated therefrom, shall inure to the sole benefit of and be on behalf of Fallbrook.
          (b) Manufacturer shall incorporate the Licensed Mark on each Product. Manufacturer agrees that use by Manufacturer of the Licensed Mark, as provided herein, shall be in accordance with all applicable law and regulations, shall conform with all style and other guidelines provided by Fallbrook from time to time, shall be of high quality and standards and shall not adversely affect the good name of Fallbrook.
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          (c) Manufacturer will not use any marks or names similar to Fallbrook, as Fallbrook may determine. Manufacturer agrees (i) not to use any other trademark, service mark or trade name on the materials or in close proximity to any Licensed Mark and (ii) not to combine the marks so as to possibly create a unitary composite mark, as Fallbrook may determine in its discretion.
          (d) Manufacturer agrees to notify Fallbrook of any unauthorized use of the Licensed Mark by others promptly as it comes to Manufacturer’s attention. Fallbrook shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Licensed Mark.
          (e) Fallbrook shall have the right, but not the obligation, to file in the appropriate offices, at its own expense, trademark or design applications relating to the Licensed Marks, such filings to be made in the name of Fallbrook or in the name of any third party selected by Fallbrook. To assist Fallbrook with its registration of the Licensed Mark in the name of Fallbrook, Manufacturer, at Fallbrook’s request and expense, shall promptly perform any act necessary for Fallbrook to secure or maintain any and all Fallbrook trademark rights. Manufacturer agrees not to register any Licensed Mark in Manufacturer’s name or any confusingly similar trademark in any country, in any character form, as Fallbrook may determine in its discretion.
          (f) With respect to each Product that Manufacturer proposes to offer for sale or sell under this Agreement, and each marketing, promotional or sales literature relating to the Product that Manufacturer intends to use (including without limitation any materials that use or incorporate the Licensed Mark), Manufacturer shall first submit to Fallbrook a sample of such Product or literature for Fallbrook’s prior review and written approval or disapproval, which review shall be based upon those standards for all Products and Licensed Marks that are attached as Exhibit C hereto (as amended from time to time by Fallbrook). Fallbrook agrees to use reasonable efforts to notify Manufacturer in writing of its approval or disapproval of any Product or literature submitted to it under this Section 8.3(f) within thirty (30) business days after receipt. Manufacturer shall not have the right to offer for sale or sale any Product, or use or distribute any such literature, in each case which has not been approved by Fallbrook as provided herein. Notwithstanding the foregoing, Manufacturer will comply with all reasonable procedures which Fallbrook may from time to time adopt regarding performance criteria of the Products and the display of registration notices, legends, or symbols in connection with the Licensed Mark.
9. TERMINATION
     9.1 Expiration. Unless earlier terminated pursuant to Sections 5.3, 9.2 or 9.3, the term of this Agreement shall commence on the Effective Date and shall continue for seven (7) years.
     9.2 Termination by Manufacturer. Manufacturer may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Fallbrook.
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     9.3 Termination for Cause. Fallbrook may terminate this Agreement upon or after the material breach of this Agreement by Manufacturer if Manufacturer has not cured such material breach within thirty (30) days after written notice thereof by Fallbrook.
     9.4 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 5.4, 5.5, 6, 7, 8, 9.4, 10 and 11 shall survive the expiration or termination of this Agreement.
10. INDEMNIFICATION
     10.1 Indemnification. Manufacturer shall defend, indemnify and hold the Fallbrook harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any Third Party to the extent resulting from Manufacturer’s use, of the Licensed IP Rights or Licensed Mark, or the import or export of technology or products under this Agreement.
     10.2 Procedure. Fallbrook promptly shall notify Manufacturer of any claim, demand, action or other proceeding for which Fallbrook intends to claim indemnification. Manufacturer shall have the right to participate in, and to the extent Manufacturer so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Manufacturer; provided, however, that Fallbrook shall have the right to retain its own counsel, with the fees and expenses to be paid by Manufacturer, if representation of Fallbrook by the counsel retained by Manufacturer would be inappropriate due to actual or potential differing interests between Fallbrook and any other party represented by such counsel in such proceedings. Manufacturer may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of Fallbrook without the prior express written consent of Fallbrook.
     10.3 Insurance. Manufacturer shall, within ninety (90) days of the Effective Date, maintain insurance in an amount that is at least one million ($1,000,000.00) US dollars with respect to the research, development and commercialization of Products by Manufacturer or, if greater, in such amount as Manufacturer customarily maintains with respect to the research, development and commercialization of its similar products. Manufacturer shall maintain such insurance for so long as it continues to research, develop or commercialize any Products, and thereafter for so long as Manufacturer customarily maintains insurance covering the research, development or commercialization of its similar products.
11. MISCELLANEOUS
     11.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.
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If to Fallbrook:	Fallbrook Technologies Inc.
9444 Waples St., Suite 410
San Diego, California 92121
Attention: Vice President, Intellectual Property

With a copy to:
Morrison Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Jake Handy

If to Manufacturer:	Viryd Technologies Inc.

     11.2 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law, in connection with a change in control or otherwise) by Manufacturer, without the prior express written consent of Fallbrook. Upon request for transfer or assignment of any right or duty hereunder by Manufacturer, Fallbrook shall be entitled to request, and Manufacturer shall deliver, whatever corporate documents Fallbrook may desire in order to determine the existing and proposed ownership structure. Any permitted assignee shall assume all obligations of Manufacturer under this Agreement. Any purported assignment or transfer in violation of this Section 11.2 shall be void.
     11.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.
     11.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.
     11.5 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.
     11.6 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.
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LICENSE AGREEMENT
     11.7 Force Majeure.Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.
     11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FALLBROOK TECHNOLOGIES INC.
By	/s/ William Klehm
Title CEO

VIRYD TECHNOLOGIES INC.
By	/s/ Nicole Nicks
Title CFO

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LICENSE AGREEMENT
EXHIBIT A
Licensed Patents

Country:	Application No.	Filing Date:	Patent No:	Date Issued:
US	09/133284	8/12/1998	6241636	6/5/2001
US	09/823620	3/30/2001	6322475	11/27/2001
US	09/695757	10/24/2000	6419608	7/16/2002
US	10/141652	5/7/2002	6551210	4/22/2003
US	10/903617	7/29/2004	7032914	4/25/2006
US	10/134097	4/25/2002	6689012	2/10/2004
US	10/770966	2/3/2004	6949049	9/27/2005
US	11/006341	12/6/2004	7175566	2/13/2007
US	11/006026	12/6/2004	7147586	12/12/2006
US	11/006315	12/6/2004	7175565	2/13/2007
US	11/005915	12/6/2004	7172529	2/6/2007
US	11/005916	12/6/2004	7112159	9/26/2006
US	11/006115	12/6/2004	7131930	11/7/2006
US	11/006448	12/6/2004	7192381	3/20/2007
US	11/006021	12/6/2004	7166057	1/23/2007
US	11/006355	12/6/2004	7166058	1/23/2007
US	11/007531	12/7/2004	7153233	12/26/2006
US	10/788736	2/26/2004	7011600	3/14/2006
US	11/030372	1/5/2005	7238136	7/3/2007
US	11/030415	1/5/2005	7238137	7/3/2007
US	11/030361	1/5/2005	7036620	5/2/2006
US	11/030624	1/5/2005	7238138	7/3/2007
US	11/030209	1/5/2005	7232395	6/19/2007
US	11/030625	1/5/2005	7125297	10/24/2006
US	11/030018	1/5/2005	7198585	4/3/2007
US	11/030210	1/5/2005	7166056	1/23/2007
US	11/030535	1/5/2005	7169076	1/30/2007
US	10/844821	5/12/2004	7166052	1/23/2007
US	11/051364	2/3/2005	7214159	5/8/2007
US	11/051115	2/3/2005	7201695	4/10/2007
US	11/051052	2/3/2005	7204777	4/17/2007
US	11/051611	2/3/2005	7198584	4/3/2007
US	11/051093	2/3/2005	7198583	4/3/2007
US	11/051063	2/3/2005	7201694	4/10/2007
US	10/418509	4/16/2003	6945903	9/20/2005
US	11/006114	12/6/2004	7063640	6/20/2006
US	11/006216	12/6/2004	7044884	5/16/2006
US	11/005673	12/6/2004	7014591	3/21/2006
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LICENSE AGREEMENT

Country:	Application No.	Filing Date:	Patent No:	Date Issued:
US	11/006213	12/6/2004	7074154	7/11/2006
BE	988508.8	10/24/2000	1235997	12/17/2003
CA	2306557	10/22/1998	2306557	12/12/2006
CH	988508.8	10/24/2000	1235997	12/17/2003
CN	98812170	10/22/1998	ZL98812170.0	4/21/2004
CN	00818383.X	10/24/2000	ZL 00818383.X	11/16/2005
DE	988508.8	10/24/2000	1235997	12/17/2003
DK	988508.8	10/24/2000	1235997	12/17/2003
EP	988508.8	10/24/2000	1235997	12/17/2003
ES	988508.8	10/24/2000	1235997	12/17/2003
FI	988508.8	10/24/2000	1235997	12/17/2003
FI	988508.8	10/24/2000	1235997	12/17/2003
FR	988508.8	10/24/2000	1235997	12/17/2003
GB	988508.8	10/24/2000	1235997	12/17/2003
HK	3109065.8	10/24/2000	HK1056764	5/26/2006
IE	988508.8	10/24/2000	1235997	12/17/2003
RU	2003129641	4/25/2002	2289045	12/10/2006
SE	988508.8	10/24/2000	1235997	12/17/2003
Licensed Patent Applications

Country:	Application No.	Filing Date:
US	11/330425	1/11/2006
US	11/688124	3/19/2007
US	11/030442	1/5/2005
US	11/030211	1/5/2005
US	11/030627	1/5/2005
US	11/176545	7/7/2005
US	10/949741	9/24/2004
US	11/243484	10/4/2005
US	11/509789	8/23/2006
US	11/585677	10/24/2006
US	11/562317	11/21/2006
US	11/543311	10/3/2006
US	60/864941	11/8/2006
US	60/889512	2/12/2007
US	60/890438	2/16/2007
US	60/913771	4/24/2007
US	60/915872	5/3/2007
US	60/943273	6/11/2007
US	60/948152	7/5/2007
US	11/694145	3/30/2007
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LICENSE AGREEMENT

US	11/694492	3/30/2007
US	11/694049	3/30/2007
US	11/694044	3/30/2007
US	11/694016	3/30/2007
US	11/694066	3/30/2007
US	11/693998	3/30/2007
US	11/694107	3/30/2007
US	11/694119	3/30/2007
AU	2002303524	4/25/2002
AU	2004217514	2/27/2004
AU	2005269791	7/19/2005
AU	2005294611	10/3/2005
AU	2004212584	10/24/2000
BR	PI0407856-0	2/27/2004
CA	2559944	10/22/1998
CA	2388988	10/24/2000
CA	2443808	4/25/2002
CA	2516494	2/27/2004
CA	2582562	10/3/2005
CN	200510074338.2	10/24/2000
CN	2809761	4/25/2002
CN	200480011347	2/27/2004
CN	200580038511.1	10/3/2005
CN	200610100176.X	10/24/2000
CN	200610100175.5	10/24/2000
CN	200610100194.8	10/24/2000
CN	200610100193.3	10/24/2000
CN	200610100180.6	10/24/2000
EP	98953912.7	10/22/1998
EP	2731549.8	4/25/2002
EP	4715691.4	2/27/2004
EP	5800165.2	10/3/2005
EP	5028709.3	12/30/2005
HK	6107559.2	10/24/2000
HK	5104944.4	4/25/2002
HK	6105840.5	2/27/2004
IN	1755/KNOLP/2005	2/27/2004
IN	1225/KOLNP/2007	10/3/2005
JP	2000-517205	10/22/1998
JP	2002-585835	4/25/2002
JP	2006-508892	2/27/2004
KR	10-2003-7014061	4/25/2002
KR	10-2005-7016056	2/27/2004
KR	10-2007-7010267	10/3/2005
MX	PA/a/2003/009830	4/25/2002
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LICENSE AGREEMENT

MX	MX/a/2007/004449	4/25/2002
MX	MX/a/2007/004453	4/25/2002
MX	MX/a/2007/004452	4/25/2002
MX	MX/a/2007/00448	4/25/2002
MX	MX/a/2007/004451	4/25/2002
MX	PA/a/2005/009106	2/27/2004
MX	MX/a/2007/003828	10/3/2005
TW	94134761	10/5/2005
TW	95131108	8/24/2006
TW	95139495	10/26/2006
TW	95142962	11/21/2006
TW	95143152	11/22/2006
TW	95137289	10/11/2006
TW	96122902	6/25/2007
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LICENSE AGREEMENT
EXHIBIT B
Licensed Mark
NuVinci
(word mark or stylized)

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LICENSE AGREEMENT
EXHIBIT C
Standards
Graphics Standards:
ð	The Licensed Mark must be used in accordance with Fallbrook’s Graphic Standard as it may be amended from time to time
NuVinci® Technology Name Usage
ð	In all copy, transcripts, and content, NuVinci® Technology must be spelled out with a capital letter “V”, must include a ® symbol after NuVinci in at least its first or most conspicuous usage, should be distinguished from the rest of the text it is used with preferably by use of an italicized font, and must always be followed by words such as: Technology, Compound Variable Planetary, Continuously Variable Planetary drive, CVP, CVP drive, CVP transmission, transmission, Brand or other suitable noun.

ð	Correct usage: NuVinci® technology...NuVinci CVP... NuVinci brand

ð	Incorrect usage: Nuvinci...NuVinci TM ...it’s a NuVinci and... .
Company and NuVinci® Technology Signature Logo Guidelines
ð	Corporate and NuVinci Technology signature logos must be used directly from a stat sheet or an official digital logo file obtained directly from Fallbrook Technologies Inc. Logos may not be made from “scrap” or from printed collateral material, and must not be recreated or regenerated.

ð	The Fallbrook Technologies and NuVinci Technology signature logos must be used as presented. They can never be hand drawn in illustrations. Logos must be properly stripped into place in all ads, collateral and electronic materials.

ð	There can be no distortion of logos in any design element at any time. All illustrations must be prepared to be consistent with the appearance and tone of the logos or variations authorized herein.

ð	All Fallbrook Technologies trademarks are either trademarks or registered trademarks and any unauthorized use, including use that is not in accordance with these guidelines is prohibited.

ð	All reproduction of Fallbrook Technologies and/or NuVinci Technology logos must be pre-approved by Fallbrook Technologies Inc. prior to publication. Reasonable business efforts shall be made to expedite the approval process.
Corporate and NuVinci Technology Logo Color Guide
ð	Two-color: PMS Black + PMS179 sphere.

ð	Three-color: PMS Black + PMS 179 sphere + PMS 134 sphere highlight.

ð	Logos may be reproduced as one-color in PMS Black against a white or light field of color; or reversed out as a single white image out of a black or solid color field.
Dos & Don’ts Guidelines
ð	Do provide attribution to Fallbrook Technologies Inc. as the owner of the trademarks when you utilize them.

ð	Do use the full company name: Fallbrook Technologies Inc. or the trademark Fallbrook Technologies.

ð	Do use NuVinci Technology trademark properly: NuVinciTM CVP (first usage) or NuVinci CVP (subsequent usage).

ð	Do use only the approved colors for 2 and 3 color logos.

ð	Do provide an area of isolation of white space immediately around the logos equal to a minimum of half the height of the logo above, below and beside the mark.

ð	Don’t alter logo artwork and electronic files.

ð	Don’t place logo in any containment shape.

ð	Don’t use the logos without trademark attribution and marking.

ð	Don’t reproduce without artwork approval by Fallbrook Technologies Inc.
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